Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Pathway Energy Infrastructure Fund, Inc.
New York, New York

We hereby consent to the use, in the Investment Company Act File No. 811-22807, Amendment No. 17, and Securities Act File No. 333-219511, Pre-Effective Amendment No. 1, on Form N-2 (the “Registration Statement”), of our report dated August 29, 2017 relating to the June 30, 2017 financial statements of Pathway Energy Infrastructure Fund, Inc. (the “Fund”), which is contained in the Statement of Additional Information of such Registration Statement filed on September 22, 2017. Our report contains an explanatory paragraph regarding the Fund’s ability to continue as a going concern.
We also consent to the reference to us and our report under the caption “Financial Highlights” in the Classes A and C, Class I and Class L Prospectuses of such Registration Statement.

/s/BDO USA, LLP

BDO USA, LLP
New York, New York
September 22, 2017